Exhibit 10.1

CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement (“Agreement”) is made and entered into as of January 22, 2022 (“Effective Date”) by and between VistaGen Therapeutics, Inc., a Nevada corporation with principal offices located at 343 Allerton Avenue, South San Francisco, California 94080 (“VistaGen”), and FitzPatrick & Co. LLC, a Delaware limited liability company (“Consultant”). In this Agreement, VistaGen and Consultant are sometimes referred to individually as a “Party” and together as the “Parties.”

WHEREAS, Consultant has extensive consumer engagement, marketing and public relations expertise in the pharmaceutical industry; and

WHEREAS, VistaGen wishes to engage Consultant to provide consulting services in her areas of expertise.

NOW, THEREFORE, the Parties, intending to be legally bound, agree as follows:

1.

SERVICES. Consultant agrees to provide VistaGen with the consulting services (“Services”) described in Appendix A to this Agreement. Consultant will perform the Services in good faith, with all due care, skill, and to the best of Consultant’s professional abilities. Consultant will keep accurate records of her Services including authorized expenditures. For clarity, this Agreement shall be applied in case of any conflict between this Agreement and Appendix A.

2.

COMPENSATION. In consideration for the Services performed by Consultant, VistaGen agrees to compensate Consultant as set forth in Appendix A. Invoices will be submitted by Consultant via email to: accountspayable@vistagen.com, with a copy to jdotson@vistagen.com

3.

WORK PRODUCT AND DELIVERABLES. Any work product and deliverables to be provided pursuant to the Services are described in Appendix A. Consultant agrees to treat as for the sole benefit of VistaGen and to fully and promptly disclose and assign to VistaGen, without additional compensation, all right, title and interest in and to any and all intellectual property embodied in such work product and deliverables. Works of authorship that are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. Consultant agrees to sign all papers and take other actions, at VistaGen’s expense and reasonable request, to assign, secure and enforce rights to such intellectual property. As required by California law, the foregoing provision regarding intellectual property, specifically including any assignment obligations, shall not apply to any invention developed outside of the Services.

4.

RELATIONSHIP OF THE PARTIES. Consultant is an independent contractor to and not an employee of VistaGen. VistaGen will not withhold taxes or provide any benefits to Consultant, such as health insurance, leave, or any other employee benefits. Consultant will have no management activities, authority or responsibilities on behalf of VistaGen.

5.

CONFIDENTIAL INFORMATION. Subject to the limitations set forth in Section 6, all information disclosed by one Party to the other shall be deemed to be “Confidential Information.” Confidential Information may include, without limitation, any trade secret, patent application, technique, invention, idea, process, or formula; any sample, compound, extract, media, vector and/or cell line; any procedures and formulations for producing the foregoing; any data or information relating to any past, current and contemplated research and development activities, clinical trials, and the like; and any commercial, engineering, manufacturing, marketing, partnering, regulatory, servicing, financing or personnel matter, plan, program or strategy, suppliers, clients, customers, employees, investors, partners or business opportunities of a Party, whether in oral, written, visual, graphic or electronic form. All Confidential Information (including all copies thereof) shall remain at all times the property of the Party that discloses it (“Disclosing Party”).

6.

EXCLUSIONS FROM CONFIDENTIAL INFORMATION. Confidential Information shall not include information that the Party that receives it (“Receiving Party”) can demonstrate by reasonable evidence: (a) is now, or hereafter, becomes generally known or available in the public domain through no act by Receiving Party in violation of this Agreement; (b) is already known by Receiving Party at the time of receiving such information from Disclosing Party; (c) is hereafter furnished to Receiving Party by a third party, as a matter of right and, to the knowledge of Receiving Party, without restriction on disclosure; (d) is independently developed by Receiving Party without any use of the Confidential Information; or (e) is approved in writing for disclosure by Disclosing Party.

7.

DISCLOSURE DUE TO OPERATION OF LAW. Notwithstanding any other provision of this Agreement to the contrary, disclosure of Confidential Information by Receiving Party will not be precluded if such disclosure: (a) is made in response to a valid order of a court or other governmental body of the United States or any political subdivision thereof having competent jurisdiction; or (b) is otherwise required by law or regulation; provided, however, that Receiving Party shall first, to the extent legally permissible, have given reasonable prior notice to Disclosing Party of such order or legal requirement in order to enable the Disclosing Party, at Disclosing Party’s sole cost and expense, to obtain a protective order.

8.

LIMITATIONS ON USE. Receiving Party may use the Confidential Information only to the extent required in connection with the provision of the Services and for no other purpose. Receiving Party shall maintain all Confidential Information in trust and strict confidence and shall not disclose any of the Confidential Information to any other third party without Disclosing Party’s prior written consent.

9.

MAINTENANCE OF CONFIDENTIALITY. Receiving Party agrees to take reasonable measures to protect the secrecy of and avoid disclosure and unauthorized use of the Confidential Information. Without limiting the foregoing, Receiving Party will take at least those measures that it takes to protect its own confidential information of a similar nature.

10.

NO LICENSE OR IMPLIED RIGHTS. No rights or licenses to copyrights, inventions, know-how, patents, trademarks, trade secrets, or any other intellectual property rights, are implied or granted under this Agreement except as expressly set forth herein.

11.

TERM, TERMINATION AND SURVIVAL. This Agreement will expire on June 30, 2022, unless earlier terminated or extended by mutual written agreement. Each Party reserves the right, in its sole discretion, to terminate the Agreement at any time without penalty and for any reason, including no reason. It being expressly understood and agreed that Consultant shall be entitled to be paid for Services rendered through the date of termination. Subject to Sections 6 and 7 of this Agreement, Receiving Party’s obligations regarding confidentiality under this Agreement will continue for a period of five (5) years after any expiration or termination of this Agreement. The provisions of this Agreement that are expressly intended to come into or remain in force on or after its expiration or termination shall remain in full force and effect, including Sections 4 – 8 and 10.

12.

TREATMENT OF CONFIDENTIAL INFORMATION UPON TERMINATION. Upon expiration or termination of this Agreement, Receiving Party shall promptly return or destroy, as directed by Disclosing Party, all copies of Confidential Information and provide Disclosing Party with all work product and deliverables described in the Services and confirm such actions in writing. Notwithstanding the foregoing, Receiving Party may retain copies of Confidential Information as is reasonably required to comply with its internal document retention policies or applicable law or to ensure its compliance with the provisions of this Agreement. In addition, Receiving Party will not be obligated to destroy copies of such information remaining on its standard computer back-up systems. Any Confidential Information so retained will continue to be subject to the terms of this Agreement for the period set forth herein.

13.

REMEDIES. Consultant understands and agrees that money damages may not be a sufficient remedy for a breach of this Agreement and that VistaGen will be entitled to seek specific performance, injunctive relief and/or other equitable relief as a remedy for any such breach. Such remedy shall not be deemed to be the exclusive remedy for a breach of this Agreement but shall be in addition to other remedies available at law or in equity.

14.

SECURITIES LAWS. VistaGen is a publicly traded company. Consultant acknowledges that: (i) trading in securities of VistaGen is subject to applicable securities legislation; (ii) as a result of the disclosure of the Confidential Information by VistaGen to Consultant, Consultant may possess material, non-public information of VistaGen; and (iii) any trading by Consultant or its Representatives in the securities of VistaGen while in possession of such material, non-public information may be a violation of applicable securities legislation and is at all times prohibited.

15.

NOTICE. All demands, notices and requests under this Agreement, other than routine communications, shall be in writing, in each case to the attention of the other Party’s signatory at the address above. Either Party may give any notice under this Agreement by customary means (including personal delivery, overnight courier, or by certified postal delivery but expressly not including fax or email), and such notice or other communication shall be deemed duly given when the Party for whom it is intended receives it. Any Party may change the address to which notices and other communications are to be delivered.

16.	MISCELLANEOUS.

(a)    Each of the undersigned warrants that they have the authority to enter into this Agreement and to disclose the Confidential Information provided hereunder.

(b)    In the performance of its permitted activities under this Agreement, each Party shall comply with all applicable laws, including all applicable export control, anti-corruption and anti-bribery laws and regulations.

(c)    This Agreement shall bind and inure to the benefit of the Parties and their successors and permitted assigns.

(d)    Neither Party shall have the right to use the other Party’s name or likeness in any publications, publicity or other materials or presentations without obtaining the prior written consent of the other Party.

(e)    Neither this Agreement nor any rights or obligations under this Agreement are assignable by either Party without the prior written approval of the other Party, except that either Party may assign this Agreement to an Affiliate without such consent and VistaGen may assign this Agreement in the context of a sale of all or substantially all of its assets that relate to this Agreement without such consent.

(f)    This Agreement shall be governed by the laws of the State of California as applied to disputes involving parties located entirely within the State and without giving effect to its choice of law provisions. Any claim or controversy arising out of or related to this Agreement or any breach hereof shall be submitted to a court of competent jurisdiction in the State of California, and each Party hereby consents to the jurisdiction and venue of such court.

(g)    This Agreement has been prepared in the English language and the English language shall control its interpretation.

(h)    This Agreement constitutes the final, complete and exclusive agreement of the Parties relative to the subject matter hereof and supersedes all prior and contemporaneous understandings and agreements relating to its subject matter. This Agreement may not be changed, modified, amended or supplemented except by a written instrument signed by both Parties.

(i)    Section headings are included for convenience only and will not be deemed to be a part of this Agreement.

(j)    Any failure to enforce any provision of this Agreement shall not constitute a waiver thereof or of any other provision, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. To be effective hereunder, any waiver of any right, power, or privilege hereunder shall be in writing and signed by the Party against whom the waiver is sought to be enforced.

(k)    If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering into this Agreement may be realized.

(l)    Neither Party shall be deemed to have defaulted under or to be in breach of this Agreement for failure or delay in fulfilling material obligations when such failure or delay is directly caused by an event outside of their reasonable control, including but not limited to war, acts of war, insurrections, acts of terrorism, epidemics or pandemics, or acts of God (a “Force Majeure Event”). Each Party shall inform the other promptly and in writing of any such Force Majeure Event and the Parties will discuss the situation, and acting in good faith, agree on the appropriate course of action under the circumstances.

(m)    For the convenience of the Parties, this Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed in PDF form or by other electronically transmitted signatures and such signatures will be deemed to bind each Party as if they were the original signatures.

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IN WITNESS WHEREOF, each Party has caused the Agreement to be executed effective as of the date set forth above.

AGREED TO: VISTAGEN THERAPEUTICS, INC.		AGREED TO: FitzPatrick & Co. LLC

By:	/s/ Shawn K. Singh	By:	/s/ Margaret Mary FitzPatrick

Name:	Shawn K. Singh, J.D.	Name:	Margaret Mary FitzPatrick

Title:	Chief Executive Officer	Title:	Sole Member

		Date:	January 23, 2022

Date:	January 21, 2022

(Appendix A is attached)

Appendix A

Description of Services, Work Product and Deliverables to be Provided by Consultant:

From time to time, as reasonably requested by VistaGen’s Chief Executive Officer and Chief Commercial Officer, Consultant shall provide corporate development services, including public relations advisory services.

Compensation from VistaGen to Consultant:

For Services requested by VistaGen, and rendered by Consultant, pursuant to this Agreement, VistaGen agrees to pay Consultant in arrears, at a rate of $15,000 per month, by check or wire to a U.S. bank account within 30 days of VistaGen’s receipt of Consultant’s invoice. Reasonable expenses will be reimbursed by VistaGen at cost. Substantial expenses not in the usual course of business, and air and hotel travel must be pre-approved by VistaGen.

Invoices will be submitted via email to:

accountspayable@vistagen.com, with a copy to jdotson@vistagen.com